UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

THE ADAMS EXPRESS COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Adams Express Company

500 East Pratt Street

Baltimore, Maryland 21202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 5, 2015

To the Stockholders of

           THE ADAMS EXPRESS COMPANY:

Notice is hereby given that the Annual Meeting of Stockholders of THE ADAMS EXPRESS COMPANY, a Maryland corporation (the “Company”), will be held at the Belmond Charleston Place, Charleston, South Carolina, 29401, on Thursday, April 30, 2015, at 9:00 a.m., local time, for the following purposes:

(1) to elect directors as identified in the Proxy Statement to serve until the annual meeting of stockholders in 2016 and until their successors are duly elected and qualify;

(2) to consider and vote upon the ratification of the selection of the independent registered public accounting firm of PricewaterhouseCoopers LLP to audit the books and accounts of the Company for or during the year ending December 31, 2015;

(3) to consider and vote upon a proposal to amend the Company’s fundamental investment policy on investments in commodities or commodities contracts;

(4) to consider and vote upon a proposal to approve the Company providing investment advisory services to outside accounts;

(5) to consider and vote upon, if properly presented, a stockholder proposal recommending that the Board of Directors consider causing the Company to conduct a self-tender offer for all outstanding common shares of the Fund; and

(6) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record, as shown by the transfer books of the Company, at the close of business on January 30, 2015, are entitled to notice of and to vote at this meeting.

By order of the Board of Directors,

LAWRENCE L. HOOPER, JR.

Vice President, General Counsel

and Secretary

Baltimore, MD

Note: Even if you expect to attend the meeting, stockholders are requested to fill in, sign, date and return the accompanying proxy in the enclosed envelope without delay. Stockholders may also authorize their proxies by telephone and Internet as described further in the enclosed materials.

For planning purposes, please call the Company at (800) 638-2479 or send an email to contact@adamsexpress.com if you will be attending the Annual Meeting.

The Adams Express Company

Seven St. Paul Street

Baltimore, Maryland 21202

Proxy Statement

INTRODUCTION

The Annual Meeting of Stockholders of The Adams Express Company, a Maryland corporation (the “Company” or the “Fund”), will be held on Thursday, April 30, 2015, at 9:00 a.m., local time, at the Belmond Charleston Place, Charleston, South Carolina, 29401, for the purposes set forth in the accompanying Notice of Annual Meeting and also set forth below. This proxy statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and at any and all adjournments or postponements thereof and is first being sent to stockholders on or about March 10, 2015.

At the Annual Meeting, action is to be taken on (1) the election of a Board of Directors; (2) the ratification of the selection of an independent registered public accounting firm; (3) amending the Company’s fundamental investment policy on investments in commodities or commodities contracts; (4) the approval of the Company providing investment advisory services to outside accounts; (5) if properly presented, a stockholder proposal recommending that the Board of Directors consider causing the Company to conduct a self-tender offer; and (6) the transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held On April 30, 2015:

This proxy statement, the notice of annual meeting, a form of the proxy, and the 2014 Annual Report to stockholders are all available on the internet at the following website: http://www.astproxyportal.com/ast/13579/.

How You May Vote and Voting By Proxy

You may vote in person at the Annual Meeting or by proxy. To authorize a proxy to cast your votes, please date, execute and mail the enclosed proxy card, or authorize a proxy by using telephone or internet options as instructed in the proxy card. Except for Proposals (1), (2), (3), (4), and (5), referred to above, the proxies confer discretionary authority on the persons named therein or their substitutes with respect to any business that may properly come before the meeting. Stockholders retain the right to revoke executed proxies at any time before they are voted by written notice to the Company, by executing a later dated proxy, or by appearing and voting at the meeting. All shares represented at the meeting by proxies in the accompanying form will be voted, provided that such proxies are properly executed. In cases where a choice is indicated, the shares represented will be voted in accordance with the specifications so made. In cases where no specifications are made, the shares represented will be voted FOR the election of directors, FOR Proposal (2), FOR Proposal (3), FOR Proposal (4), and AGAINST Proposal (5).

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order to vote your shares. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a broker’s proxy card and bring it with you to the Annual Meeting in order to vote.

If you have questions regarding how to attend the meeting and vote in person, please contact the Secretary of the Company by telephone at (800) 638-2479 or by email at contact@adamsexpress.com.

Who May Vote

Only stockholders of record at the close of business on January 30, 2015, may vote at the Annual Meeting. The total number of shares of Common Stock of the Company outstanding and entitled to be voted on the record date was 96,182,075. Each share is entitled to one vote. The Company has no other class of security outstanding.

Vote Requirement

For Proposal (1), referred to above, directors shall be elected by a plurality of the votes cast at the meeting. Proposals (2), (4), and, if properly presented, (5), referred to above, require the affirmative vote of a majority of the votes cast at the meeting. Proposal (3) requires the affirmative vote of the lesser of (i) 67% of the votes entitled to vote on the Proposal that are present at the meeting, if the holders of more than 50% of the outstanding shares of Common Stock of the Company are present or represented by proxy; or (ii) 50% of the outstanding shares of Common Stock of the Company entitled to vote on the Proposal.

Quorum Requirement

A quorum is necessary to hold a valid meeting. If stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting are present in person or by proxy, a quorum will exist. Proxies received by the Company that are marked “withhold authority” or abstain, or that constitute a broker non-vote, are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a broker returns a valid proxy but does not vote on a particular matter because the broker does not have the discretionary voting power for that matter and has not received instructions from the beneficial owner. Proxies marked “withhold authority”, abstentions and broker non-votes do not count as votes cast with respect to any proposal, and therefore, such proxies would have no effect on the outcome of Proposals (1), (2), (4), and (5), above; but would have the effect of a vote “Against” Proposal 3.

Appraisal Rights

Under Maryland law, there are no appraisal or other dissenter rights with respect to any matter to be voted on at the Annual Meeting that is described herein.

Other Matters

The Company will pay all costs of soliciting proxies in the accompanying form. See “Other Matters and Annual Report” below. Solicitation will be made by mail, and officers, regular employees, and agents of the Company may also solicit proxies by telephone or personal interview. The Company expects to request brokers and nominees who hold stock in their names to furnish this proxy material to their customers and to solicit proxies from them, and will reimburse such brokers and nominees for their out-of-pocket and reasonable clerical expenses in connection therewith.

(1) NOMINEES FOR ELECTION AS DIRECTORS

Unless contrary instructions are given by the stockholder signing a proxy, it is intended that each proxy in the accompanying form will be voted at the Annual Meeting for the election of the following nominees to the Board of Directors to serve until the annual meeting of stockholders in 2016 and until their successors are duly elected and qualify, all of whom have consented to serve if elected:

Enrique R. Arzac Phyllis O. Bonanno Kenneth J. Dale	Frederic A. Escherich Roger W. Gale Kathleen T. McGahran	Craig R. Smith Mark E. Stoeckle*

If for any reason one or more of the nominees above-named shall become unable or unwilling to serve when the election occurs, proxies in the accompanying form will, in the absence of contrary instructions, be voted for the election of the other above-named nominees and may be voted for substitute nominees in the discretion of the persons named as proxies in the accompanying form. As an alternative to proxies being voted for substitute nominees, the size of the Board of Directors may be reduced so that there are no vacancies caused by a nominee above-named becoming unable or unwilling to serve. The directors elected will serve until the next annual meeting or until their successors are duly elected and qualified, unless otherwise provided in the Bylaws of the Company.

Information as to Nominees for Election as Directors (as of December 31, 2014)

Set forth below with respect to each nominee for director are his or her name, address and age, any positions held with the Company, other principal occupations during the past five years, other directorships during the past five years, business affiliations, the year in which he or she first became a director, and the number of shares of Common Stock of the Company beneficially owned by him or her. Also set forth below is the number of shares of Common Stock of the Company beneficially owned by all the directors and executive officers of the Company as a group. A separate table is provided showing the dollar value range of the shares beneficially owned by each director.

Name, Age, Positions with the Company, Other Principal Occupations and Other Directorships	Has been a Director since	Shares of Common Stock Beneficially Owned (a)(b)(c)(d)
Independent Directors

Enrique R. Arzac, Ph.D., 73, Professor of Finance and Economics at the Graduate School of Business, Columbia University, formerly, Vice Dean of Academic Affairs. Currently a Director of Petroleum & Resources Corporation (1), Aberdeen Asset Management Funds (6 closed-end investment companies), Credit Suisse Asset Management Funds (2 closed-end investment companies and 9 open-end funds), and Mirae Discovery Funds (6 open-end funds). In addition, within the past five years, Dr. Arzac served as a director of Epoch Holdings Corporation (an investment management and investment advisory services company) and Starrcomms PLC (telecommunications company).

	1983	46,848
Phyllis O. Bonanno, 71, Retired President & CEO of International Trade Solutions, Inc. (consultants). Formerly, President of Columbia College, Columbia, South Carolina, and Corporate Vice President of Warnaco, Inc. (apparel). Currently a director of Petroleum & Resources Corporation (1) and Borg-Warner Inc. (industrial). Ms. Bonanno also served as a director of Mohawk Industries, Inc. (carpets and flooring) within the past five years.	2003	11,830
Kenneth J. Dale, 58, Senior Vice President and Chief Financial Officer of The Associated Press. Formerly, Vice President, J.P. Morgan Chase & Co. Inc. Currently a director of Petroleum & Resources Corporation (1).	2008	9,826
Frederic A. Escherich, 62, Private Investor. Formerly, Managing Director and head of Mergers and Acquisitions Research and the Financial Advisory Department with J.P. Morgan & Co. Inc. Currently a director of Petroleum & Resources Corporation (1).	2006	21,319

*	Mr. Stoeckle is an “interested person,” as defined by the Investment Company Act of 1940, as amended, because he is an officer of the Company.

Name, Age, Positions with the Company, Other Principal Occupations and Other Directorships	Has been a Director since	Shares of Common Stock Beneficially Owned (a)(b)(c)(d)
Independent Directors
Roger W. Gale, Ph.D., 68, President & CEO of GF Energy, LLC (consultants to electric power companies). Formerly, member of management group of PA Consulting Group (energy consultants). Currently a director of Petroleum & Resources Corporation (1) and during the past five years also served as a director of Ormat Technologies, Inc. (geothermal and renewable energy).	2005	13,072
Kathleen T. McGahran, Ph.D., J.D., CPA, 64, President & CEO of Pelham Associates, Inc. (an executive education provider). Formerly, Associate Dean and Director of Executive Education and Associate Professor, Columbia University, and Adjunct Associate Professor, Stern School of Business, New York University and Tuck School of Business, Dartmouth College. Currently the Chair of the Board and a director of Petroleum & Resources Corporation (1).	2003	19,005
Craig R. Smith, M.D., 68, Retired Chief Operating Officer of Algenol LLC (ethanol manufacturing). Formerly, President, Williston Consulting LLC (consultants to pharmaceutical and biotechnology industries), and Chairman, President & CEO of Guilford Pharmaceuticals (pharmaceutical and biotechnology). Currently a director of Petroleum & Resources Corporation (1) and a manager of Algenol LLC. In addition, during the past five years, Dr. Smith served as a director of Algenol Biofuels, Inc. (ethanol manufacturing), Depomed, Inc. (specialty pharmaceuticals), and La Jolla Pharmaceutical Company.	2005	31,157

Interested Director
Mark E. Stoeckle, 58, CEO of the Company since February 11, 2013 and Director since February 14, 2013. Currently the CEO and a director of Petroleum & Resources Corporation (1). Formerly, Chief Investment Officer, U.S. Equities and Global Sector Funds, BNP Paribas Investment Partners.	2013	49,931

Directors and executive officers of the Company as a group.		350,167

(1)	Non-controlled affiliate of the Company (a closed-end investment company).

The address for each director is the Company’s office, 500 East Pratt Street, Baltimore, MD 21202.

(a)	To the Company’s knowledge, except for 2,865 shares shown for Mr. Escherich, which were beneficially owned by his wife and as to which he disclaims beneficial ownership and the shares referred to in footnote (c) below, each director and officer had sole investment and sole voting power with respect to the shares shown opposite his or her name.
(b)	Of the amount shown as beneficially owned by the directors and executive officers as a group, 58,429 shares were held by the Trustee under the Employee Thrift Plan of the Company and the Employee Thrift Plan of Petroleum & Resources Corporation.
(c)	The amounts shown include nonvested or vested but deferred restricted stock units and deferred stock units under the Company’s 2005 Equity Incentive Compensation Plan (see “2005 Equity Incentive Compensation Plan” below), held by each director (6,000 held by Dr. Arzac, 5,250 held by Ms. Bonanno, 3,750 held by Mr. Dale, 1,500 held by Mr. Escherich, 3,000 held by Dr. McGahran, and 750 held by Dr. Gale and Dr. Smith), and by directors and executive officers as a group (119,083 shares).
(d)	Calculated on the basis of 96,286,656 shares of Common Stock outstanding on December 31, 2014, each director owned less than 1.0% of the Common Stock outstanding. The directors and executive officers as a group owned less than 1.0% of the Common Stock outstanding.

Additional information about each director follows (supplementing the information in the table above) that describes some of the specific experience, qualifications, attributes, or skills that each director possesses that led the Board to conclude that he or she should serve as a director.

Independent Directors

1) Enrique R. Arzac, Ph.D.

Dr. Arzac brings to the Board extensive expertise in asset management and securities valuation, international finance and corporate finance gained from his many years on the faculty of Columbia University’s Graduate School of Business and through consulting with corporations and financial institutions for more than 30 years. Dr. Arzac has published many articles on corporate finance, valuation, portfolio management and commodity markets in numerous academic journals. He has been deemed an audit committee financial expert, as that term is defined in federal regulations, by his fellow directors and served as Chair of the Company’s Audit Committee for several terms. In addition, Dr. Arzac’s service on the boards of other investment companies provides him with a deep understanding of investment company oversight.

2) Phyllis O. Bonanno

Ms. Bonanno brings to the Board operational, academic and public policy knowledge. Ms. Bonanno gained public policy expertise through her 10 years of service as the first director of the U.S. Trade Representative’s Office of Private Sector Liaison in the Executive Office of Presidents Carter and Reagan. She developed global business knowledge and expertise in the manufacturing sector and international trade rules and regulations during her employment as Corporate Vice President of International Trade of Warnaco, Inc., a worldwide apparel manufacturer, and as President and CEO of International Trade Solutions, Inc., an international trade consulting firm. In addition, Ms. Bonanno’s service on other public company boards in varied industries has provided her with valuable experience.

3) Kenneth J. Dale

Mr. Dale brings broad expertise in financial management to the Board. He serves as Senior Vice President and Chief Financial Officer of The Associated Press (AP), one of the largest newsgathering organizations in the world. His responsibilities at AP include all corporate finance activities, internal audit, global real estate and administrative services, and oversight of all of AP’s technology operations. Prior to joining AP, Mr. Dale spent 21 years as an investment banker at J.P. Morgan Chase & Co. Inc., advising media and entertainment clients on mergers and acquisitions and corporate finance transactions. He has been deemed an audit committee financial expert, as that term is defined in federal regulations, by his fellow directors and currently serves as the Chair of the Company’s Audit Committee.

4) Frederic A. Escherich

Mr. Escherich brings to the Board extensive knowledge of securities investing and stock valuation gained from his 25 years at J.P. Morgan & Co. Inc. During his tenure at J.P. Morgan & Co. Inc., Mr. Escherich served as head of mergers and acquisitions research for many years, and his responsibilities included evaluating numerous issues related to maximizing shareholder value and setting policies and procedures in connection with the valuation of companies, the assessment of various transaction types, analytical techniques and securities. Since retiring in 2002, Mr. Escherich has focused full-time on private investing and is familiar with the dynamics of today’s equity markets.

5) Roger W. Gale, Ph.D.

Dr. Gale brings to the Board in-depth knowledge of the electric power industry and U.S. and international energy policy from his service in private industry and in the public sector. Dr. Gale has gained electric utility industry expertise through his many years of service as a consultant, and has been quoted on electric utility issues in leading business publications and television news programs. He previously served on the boards of a Fortune 500 energy conglomerate and a publicly-traded geothermal energy company. Dr. Gale holds a Ph.D. in political science from the University of California, Berkeley.

6) Kathleen T. McGahran, Ph.D.

Dr. McGahran has served as the Chair of the Company’s Board of Directors since March 19, 2013. She is a CPA, a lawyer, and holds a Ph.D. in Accounting and Finance from New York University, and brings to the Board a very broad and valuable skill set. She is the President and CEO of Pelham Associates, an executive education provider. She has served on the faculties of the Tuck School of Business at Dartmouth College, the Graduate School of Business at Columbia University, and the Stern School of Business at New York University. Dr. McGahran has expertise in financial analysis and has conducted financial analysis training programs for Wall Street firms and Fortune 500 companies. She has been deemed an audit committee financial expert, as that term is defined in federal regulations, by her fellow directors and served as Chair of the Company’s Audit Committee for several terms.

7) Craig R. Smith, M.D.

Dr. Smith, a physician and former long-time member of the faculty at the Johns Hopkins University School of Medicine, brings to the Board extensive experience in the pharmaceuticals and biotech industries. He recently retired as the Chief Operating Officer of Algenol LLC, a research company focusing on the production of ethanol and other high-value green chemicals from algae. He previously was President and founder of Williston Consulting, a consulting company for the pharmaceutical and biotech industries. Prior to founding Williston Consulting, Dr. Smith was Chairman, President, CEO, and a co-founder of Guilford Pharmaceuticals, a biopharmaceutical company that he grew to become publicly traded.

Interested Director

8) Mark E. Stoeckle

Mr. Stoeckle has been CEO of the Company since February 11, 2013, having succeeded Mr. Douglas G. Ober, and was elected to the Board of Directors on February 14, 2013. Mr. Stoeckle has had a distinguished 30-year career in financial services and asset management, and brings a wealth of investment and business experience to the role. Previously, he was Chief Investment Officer, U.S. Equities and Global Sector Funds, at the global investment management firm BNP Paribas Investment Partners and managed approximately $5 billion in domestic and global equities.

Stock Ownership

Independent Directors	Dollar Value of Shares Owned(1)
Enrique R. Arzac	greater than $100,000
Phyllis O. Bonanno	greater than $100,000
Kenneth J. Dale	greater than $100,000
Frederic A. Escherich	greater than $100,000
Roger W. Gale	greater than $100,000
Kathleen T. McGahran	greater than $100,000
Craig R. Smith	greater than $100,000

Interested Director
Mark E. Stoeckle	greater than $100,000

(1)	The valuation date used in calculating the dollar value of shares owned is December 31, 2014.

In 2009, the Board adopted new equity ownership requirements for the directors and senior staff. Under these equity ownership requirements, the Chief Executive Officer, portfolio managers, research analysts, and other executive officers must own, within 3 years of the requirement’s adoption or commencement of employment, as applicable, a certain value of equity in the Company equal to a multiple of his or her 2009 annual salary or starting salary, as applicable. Non-employee directors with more than 5 years of service on the Board must own, by December 14, 2014, at least $100,000 of Common Stock of the Company; non-employee directors with less than 5 years of service, and new directors, must own at least $100,000 of the Company’s Common Stock within 10 years of joining the Board.

The nominees for election as directors of the Company identified above are also the nominees for election to the Board of Directors of Petroleum & Resources Corporation (“Petroleum”), the Company’s non-controlled affiliate, of which the Company owned 2,186,774 shares, or approximately 8.0% of the outstanding Common Stock, on December 31, 2014.

Board Leadership Structure

Seven of the Company’s eight directors are not “interested persons,” as defined by the Investment Company Act of 1940, as amended (the “Act”), and are independent directors. Mr. Stoeckle is the only member of the Board who is an “interested person” under the Act and thus is not an independent director. In March 2013, the Board elected Dr. Kathleen T. McGahran, an Independent Director, to serve as Chair of the Board.

Board’s Oversight of Risk Management for the Company

The Board’s role in risk management of the Company is that of oversight. The internal staff of portfolio managers, research analysts and administrative personnel is responsible for the day-to-day management of the Company, including risk management (including management of investment performance and investment risk, valuation risk, issuer and counterparty credit risk, compliance risk and operational risk). As part of its oversight, the Board has delegated to the Audit Committee the primary role of overseeing the assessment and management of risks, including major financial risks, by the Company’s management, and the steps that management has taken to monitor and control such risks. The Audit Committee reports to the Board on a periodic basis on its discussions of these items with management. In addition, the Board, acting at its regularly scheduled meetings, receives reports from senior management, including the Company’s portfolio management team, the Chief Compliance Officer and the Chief Financial Officer. Between Board meetings, the Executive Committee, and/or Chair of the Board, and/or the Chairman of the Audit Committee, as appropriate, interacts with the CEO and other senior executives on any matter requiring action by or notice to the

Board. The Board also receives periodic presentations from senior management regarding specific operational, compliance or investment areas such as business continuity, personal trading, valuation, investment research and securities lending, and receives reports from the Company’s general counsel regarding regulatory, compliance and governance matters. The Company believes that its leadership structure enhances risk oversight. It should be noted that, in its oversight role, the Board is not a guarantor of the Company’s investments or activities.

Process for Stockholders to Communicate with Board

The Board of Directors has implemented a process for stockholders of the Company to send communications to the Board. Any stockholder desiring to communicate with the Board, or with specific individual directors, may do so by writing to the Secretary of the Company, at The Adams Express Company, 500 East Pratt Street, Suite 1300, Baltimore, MD 21202. The Secretary has been instructed by the Board to promptly forward all such communications to the addressees indicated thereon.

Policy on Board of Directors’ Attendance at Annual Meetings

The Company’s policy with regard to attendance by the Board of Directors at Annual Meetings is that all directors are expected to attend, absent unusual and extenuating circumstances that prohibit attendance. All of the directors then standing attended the 2014 Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director and officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, and persons who own more than ten percent of a registered class of the Company’s securities are required to report to the Securities and Exchange Commission (the “Commission”) by a specified date his or her beneficial ownership of or transactions in the Company’s securities. Based upon a review of filings with the Commission, such forms received by the Company, and written representations that no other reports are required, the Company believes that each director, officer, and greater than ten percent beneficial owners filed all requisite reports with the Commission on a timely basis during 2014.

Information as to Other Executive Officers

Set forth below are the names, ages and positions with the Company, as of December 31, 2014, of all executive officers of the Company other than those who also serve as directors. Executive officers serve as such until the election of their successors.

Mr. James P. Haynie, 52, has served as President since August 19, 2013. Prior to joining the Company, he was Chief Investment Officer, U.S. Equities and Global Sector Funds at BNP Paribas Investment Partners from February 2013 and was Senior Portfolio Manager at BNP Paribas Investment Partners from 2005 to 2013.

Mr. Brian S. Hook, 45, has served as Vice President, Chief Financial Officer and Treasurer since March 19, 2013. Prior thereto, he served as Chief Financial Officer and Treasurer from March 20, 2012 to March 19, 2013, as Treasurer from June 1, 2009 to March 20, 2012, and Assistant Treasurer from September 2008 to June 1, 2009. Prior to joining the Company, he was a Vice President and Senior Manager at T. Rowe Price from March 1998 to August 2008, and a business assurance manager with Coopers & Lybrand L.L.P. prior thereto.

Mr. Lawrence L. Hooper, Jr., 62, has served as the Chief Compliance Officer since April 8, 2004, as Vice President since March 30, 1999, and as General Counsel and Secretary since April 1, 1997. Prior thereto, he was a partner in Tydings & Rosenberg L.L.P., a Baltimore, Maryland law firm.

Ms. Nancy J.F. Prue, 60, has served as Executive Vice President since March 23, 2010. Prior to that, she served as a research analyst since 1982. She also serves as President of Petroleum and served as Executive Vice President of Petroleum from July 2009 to March 2010, and as Vice President from 2005 to July 2009.

The address for each executive officer is the Company’s office, 500 East Pratt Street, Suite 1300, Baltimore, MD 21202.

Security Ownership of Management of the Company (a)	Shares of Common Stock Beneficially Owned (b)(c)(d)(e)
Name
James P. Haynie	59,459
Brian S. Hook	19,734
Lawrence L. Hooper, Jr.	40,434
Nancy J.F. Prue	27,552

(a)	As of December 31, 2014. Share ownership of directors and executive officers as a group is shown in the table beginning on page 3 and footnotes thereto.
(b)	To the Company’s knowledge, other than shares referred to in footnote (d) below, each officer had sole investment and sole voting power with respect to the shares shown opposite his or her name.
(c)	Of the amounts shown, the following shares beneficially owned by the respective officer were held by the Trustee under the Employee Thrift Plan of the Company and the Employee Thrift Plan of Petroleum: Mr. Haynie (2,268 shares), Mr. Hook (7,309 shares), Mr. Hooper (26,602 shares), and Ms. Prue (16,404 shares).
(d)	The amounts shown include nonvested shares of restricted stock under the Company’s 2005 Equity Incentive Compensation Plan (see “2005 Equity Incentive Compensation Plan” below) held by Mr. Haynie (42,059 shares), Mr. Hook (7,235 shares), Mr. Hooper (8,139 shares), and Ms. Prue (8,640 shares).
(e)	Calculated on the basis of 96,286,656 shares of Common Stock outstanding on December 31, 2014, each of the executive officers listed above owned less than 1.0% of the Common Stock outstanding.

Principal Stockholder

At December 31, 2014, one person or group of persons was known by the Company to own beneficially more than five percent of any class of the Company’s voting securities.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Erik E. Bergstrom P.O. Box 126 Palo Alto, CA 94302	8,640,000 shares (1) held directly and indirectly (2)	9.0%

(1)	As of February 1, 2014.
(2)	Shares held in name of Erik E. Bergstrom Living Trust (3,500,000 shares) and Erik E. and Edith H. Bergstrom Foundation (5,140,000 shares). Mr. Bergstrom disclaimed beneficial ownership of certain of these shares. In addition, Edith H. Bergstrom owns 120,000 shares in the Edith H. Bergstrom Living Trust, which are not included in this table.

Board Meetings and Committees of the Board

Overall attendance at the eight meetings of the Board held in 2014 was approximately 99%. Each incumbent director attended at least 75% of the total of all (i) meetings of the Board and (ii) meetings of committees of the Board on which he or she served in 2014.

Audit Committee

Mr. Dale (Chair), Ms. Bonanno, Mr. Escherich, and Dr. Smith, each of whom is an independent director as such is defined by the rules of the New York Stock Exchange, and none of whom is an “interested person” as such is defined by the Act, constitute the membership of the Board’s standing Audit Committee, which met four times in 2014. The Board has determined Mr. Dale to be an audit committee financial expert, as that term is defined in federal regulations.

The Board has adopted a written charter under which the Audit Committee operates. A copy of the Audit Committee Charter (“Charter”) is available on the Company’s website: www.adamsexpress.com. Set forth below is the report of the Audit Committee:

Audit Committee Report

The purposes of the Audit Committee are set forth in the Audit Committee’s written Charter. As provided in the Charter, the role of the Audit Committee is to assist the Board of Directors in its oversight on matters relating to accounting, financial reporting, internal control, auditing, risk assessment and risk management, and regulatory compliance activities, and other matters the Board deems appropriate. The Audit Committee also selects the Company’s independent registered public accounting firm in accordance with the provisions set out in the Charter. Management, however, is responsible for the preparation, presentation and integrity of the Company’s financial statements, and for the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for planning and carrying out proper audits and reviews.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2014 Annual Report of the Company with the Company’s management and with PricewaterhouseCoopers LLP (“PwC”), the independent registered public accounting firm. In addition, the Audit Committee has discussed with PwC the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, as modified or supplemented. The Audit Committee has also received from PwC the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, considered whether the provision of nonaudit services by PwC is compatible with maintaining PwC’s independence, and discussed with PwC its independence.

In reliance on the reviews and discussions with management and PwC referred to above, and subject to the limitations on the responsibilities and role of the Audit Committee set forth in the Charter and discussed above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s 2014 Annual Report for filing with the Securities and Exchange Commission.

Respectfully submitted on February 13, 2015, by the members of the Audit Committee of the Board of Directors:

Kenneth J. Dale, Chair

Phyllis O. Bonanno

Frederic A. Escherich

Craig R. Smith

Compensation Committee

Dr. Arzac (Chair), Mr. Dale, Mr. Escherich, and Dr. Gale constituted the membership of the Board’s standing Compensation Committee in 2014, which met three times. The Compensation Committee reviews and recommends changes in the compensation of directors, officers, and employees, including salaries and the cash and equity incentive compensation plans in which the executive officers, officers, and employees of the Company are eligible to participate.

Executive Committee

Dr. Arzac, Ms. Bonanno, Dr. Gale, Dr. McGahran (Chair), Dr. Smith and Mr. Stoeckle constituted the membership of the Board’s standing Executive Committee in 2014, which met two times. The Executive Committee has the authority of the Board of Directors between meetings of the Board except as limited by law, the Company’s Bylaws, or Board resolution.

Nominating and Governance Committee

Dr. Arzac, Ms. Bonanno, Dr. Gale, and Dr. Smith (Chair) constituted the membership of the Board’s standing Nominating and Governance Committee in 2014, which met two times. The Board has adopted a written charter under which the Nominating and Governance Committee operates, a copy of which is available to stockholders at the Company’s website: www.adamsexpress.com.

Each of the members of the Nominating and Governance Committee is an independent director as such is defined by the rules of the New York Stock Exchange and none is an “interested person” as such is defined by the Act.

The Nominating and Governance Committee recommends to the full Board nominees for director and leads the search for qualified director candidates.

The Nominating and Governance Committee will consider unsolicited recommendations for director candidates from stockholders of the Company. Stockholders may recommend candidates for consideration by the Nominating and Governance Committee by writing to the Secretary of the Company at the office of the Company, 500 East Pratt Street, Suite 1300, Baltimore, MD 21202, giving the candidate’s name, biographical data and qualifications and stating whether the candidate would be an “interested person” of the Company. A written statement from the candidate, consenting to be named as a candidate, and if nominated and elected, to serve as a director, should accompany any such recommendation.

The process that the Nominating and Governance Committee uses for identifying and evaluating nominees for director is as follows: When there is a vacancy on the Board, either through the retirement of a director or the Board’s determination that the size of the Board should be increased, nominations to fill that vacancy are made by independent directors on the Board. The members of the Nominating and Governance Committee meet with the prospective director nominee. If a majority of the Nominating and Governance Committee members are satisfied that the prospective director nominee is qualified and will make a positive addition to the Board, as many of the other independent directors meet with him or her as is possible. The Nominating and Governance Committee then nominates the candidate at a meeting of the Board and a vote is taken by the full Board on whether to elect the nominee to the Board and to include the nominee in the Company’s proxy for election at the next annual meeting of stockholders. The Company anticipates that a similar process will be used for any qualified director candidate properly recommended by a stockholder.

The Board does not have a formal policy regarding the consideration of diversity in identifying Board candidates. When considering a new candidate for the Board, the Nominating and Governance Committee and the full Board may consider the diversity of skills, experience and/or perspective a prospective nominee will bring to the Board as part of their evaluation of the contribution that such prospective director nominee will make to the Board. Such factors will be considered in the context of the Board’s existing membership at the time such potential candidate is considered.

Retirement Benefits Committee

Messrs. Dale and Escherich and Dr. Gale (Chair) constituted the membership of the standing Retirement Benefits Committee of the Company, which administers the Company’s Employee Retirement Plan and Supplemental Retirement Plan. This Committee met three times during 2014. Previously, this Committee also administered the Company’s Employee Thrift Plan and Executive Nonqualified Supplemental Thrift Plan. Those plans are now administered by a committee comprised of employees of the Company.

Board of Directors Compensation

During 2014, each director who is not an interested person, except for Dr. McGahran, received an annual retainer fee of $60,000. Dr. McGahran, the Board Chair, received an annual retainer fee of $75,000. The Chairperson of each committee receives an additional annual retainer fee of $2,500 for that committee. The compensation described above includes 750 restricted stock units, with a grant-date value of $9,660, that were granted upon the director’s re-election at the Annual Meeting in 2014. The total amount of fees paid to the independent directors in 2014 was $449,620.

Transactions with Petroleum & Resources Corporation

The Company shares certain expenses for research, accounting services, other office services (including proportionate salaries and other employee benefits), rent and related expenses, and miscellaneous expenses, such as office supplies, postage, subscriptions and travel, with Petroleum, of which all of the above-named nominees are also directors. These expenses were paid by the Company and, on the date the payment was made, Petroleum simultaneously paid to the Company its allocated share of such expenses, based on either the proportion of the size of the investment portfolios of the two companies, or, where possible, on an actual usage basis. In 2014, Petroleum’s share of such expenses was $1,196,587.

Audit Fees

The aggregate fees for professional services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, for the audit of the Company’s annual financial statements and review of the Company’s semi-annual financial statements for 2014 and 2013 were $75,403 and $78,935, as adjusted for subsequent billing, respectively.

Audit-Related Fees

There were no audit-related fees in 2014 and 2013.

Tax Fees

The aggregate fees for professional services rendered to the Company by PricewaterhouseCoopers LLP for the review of the Company’s excise tax calculations and preparations of federal, state and excise tax returns for 2014 and 2013 were $9,646 and $8,581, respectively.

All Other Fees

The aggregate fees for services rendered to the Company by PricewaterhouseCoopers LLP, other than for the services referenced above, for 2014 and 2013 were $4,190 and $5,477, respectively, which related to the review of the Company’s procedures for calculating the amounts to be paid or granted to the Company’s officers in accordance with the Company’s cash incentive plan for 2013 and the 2005 Equity Incentive Compensation Plan for 2013 and 2014, review of the Company’s calculations related to those plans, and preparation of a related report to the Company’s Compensation Committee.

The Board’s Audit Committee has considered the provision by PricewaterhouseCoopers LLP of the services covered in this All Other Fees section and found that they are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. In assessing requests for services by the independent accountants, the Audit Committee considers whether such services are consistent with the auditor’s independence; whether the independent accountants are likely to provide the most effective and efficient service based upon their familiarity with the Company; and whether the service could enhance the Company’s ability to manage or control risk or improve financial statement audit and review quality. The Audit Committee may delegate pre-approval authority to its Chair. Any pre-approvals by the Chair under this delegation are to be reported to the Audit Committee at its next scheduled meeting. All services performed for 2014 were pre-approved by the Audit Committee.

Compensation of Directors and Executive Officers

The following table sets forth for each of the persons named below the aggregate compensation received from the Company during the fiscal year ended December 31, 2014, for services in all capacities:

Name	Position	Aggregate Compensation (1) (2) (3) (4) (5) (6)		Change in Pension Value (9)		Stock Awards (10)
Mark E. Stoeckle	Chief Executive Officer (A)	$878,084		$	N/A	$99,998
James P. Haynie	President	612,406			N/A	122,492
Lawrence L. Hooper, Jr.	Vice President, General Counsel and Secretary	282,636			22,860	22,494
Independent Directors
Enrique R. Arzac	Director (A)(C)(E)	52,875	(8)		N/A	9,660	(11)
Phyllis O. Bonanno	Director (A)(B)(E)	51,000			N/A	9,660	(11)
Kenneth J. Dale	Director (B)(C)(D)	55,839	(7)(8)		N/A	9,660	(11)
Frederic A. Escherich	Director (B)(C)(D)	51,625	(8)		N/A	9,660	(11)
Roger W. Gale	Director (A)(C)(D)(E)	54,120	(7)		N/A	9,660	(11)
Kathleen T. McGahran	Chair of the Board (A)	66,000	(7)		N/A	9,660	(11)
Craig R. Smith	Director (A)(B)(E)	54,120			N/A	9,660	(11)

(A)	Member of Executive Committee
(B)	Member of Audit Committee

(C)	Member of Compensation Committee
(D)	Member of Retirement Benefits Committee
(E)	Member of Nominating and Governance Committee

(1)	Of the amounts shown, direct salaries paid by the Company to Messrs. Stoeckle, Haynie, and Hooper were $305,000, $245,000, and $158,600, respectively.
(2)	Of their direct salaries, $18,300, $31,850, and $9,516 were deferred compensation to Messrs. Stoeckle, Haynie, and Hooper, respectively, under the Company’s Employee Thrift Plan and Executive Nonqualified Supplemental Thrift Plan (see “Employee Thrift Plans” below). The non-employee directors do not participate in this Plan.
(3)	Of the amounts shown, $457,500, $264,600, and $91,500 were cash incentive compensation accrued for Messrs. Stoeckle, Haynie, and Hooper, respectively, in 2014 and paid to them in 2015. These amounts include $27,450, $15,876, and $5,490 of deferred compensation to Messrs. Stoeckle, Haynie, and Hooper, respectively, under the Company’s Employee Thrift Plan and, for Messrs. Stoeckle and Haynie, under the Executive Nonqualified Supplemental Thrift Plan (see “Employee Thrift Plans” below).
(4)	Under the Employee Thrift Plans, the Company makes contributions to match the contributions made by eligible employees and may, at the discretion of the Board of Directors, make an additional contribution. The amounts shown include the Company’s matching contributions of $43,500, $28,613, and $14,196 made on behalf of Messrs. Stoeckle, Haynie, and Hooper, respectively, during 2014, and an additional discretionary contribution of $34,313, $22,932, and $11,255 made for 2014 on behalf of Messrs. Stoeckle, Haynie, and Hooper, respectively.
(5)	Of the amounts shown, $37,771, $51,261, and $7,085 were dividends paid to Messrs. Stoeckle, Haynie, and Hooper, respectively, on shares of restricted stock held under the 2005 Equity Incentive Compensation Plan (see “2005 Equity Incentive Compensation Plan” below).
(6)	The amount in this column does not include the amount of compensation relating to the grants of restricted stock set forth in the Stock Awards column of this table.
(7)	Includes the taxable value of dividend equivalent shares paid on vested and issued shares under the 2005 Equity Incentive Compensation Plan of $620 for Drs. Gale and McGahran, and $2,339 for Mr. Dale.
(8)	Of the amounts shown, Dr. Arzac and Messrs. Dale and Escherich elected to forego $51,875, $26,250, and $50,625, respectively, in favor of receiving 3,882.94 deferred stock units for Dr. Arzac, 1,965.50 deferred stock units for Mr. Dale, and 3,791.96 deferred stock units for Mr. Escherich.
(9)	Amounts represent the aggregate increase in actuarial value of the benefit accrued during the year related to the Employee Retirement Plans (see “Employee Retirement Plans” below).
(10)	This column shows the grant date fair value for grants of restricted stock made during 2014 to the identified executive officers under the 2005 Equity Incentive Compensation Plan. The restricted shares shown for Mr. Stoeckle, Mr. Haynie and Mr. Hooper will vest at the end of three years from the grant date. For a discussion of the assumptions used in valuing the stock awards shown in this column and the related accounting treatment, please see Note 6 to the Company’s financial statements for 2014. Distributions of dividends and capital gains paid on the Company’s shares of Common Stock (“distributions”) are paid on all of the shares of restricted stock shown for Messrs. Stoeckle, Haynie and Hooper. The distribution rate for distributions paid on the shares of restricted stock is the same rate that is paid on the Common Stock.
(11)	These amounts reflect the grant date fair value for the 750 restricted stock units granted to each director under the 2005 Equity Incentive Compensation Plan upon election to the Board of Directors at the Company’s Annual Meeting in 2014.

Grants of Plan-Based Awards under the 2005 Equity Incentive Compensation Plan

The following table presents information regarding grants of equity plan-based awards under the 2005 Equity Incentive Compensation Plan to the three executive officers listed in the Compensation Table above during 2014:

Name	Grant Date	Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Mark E. Stoeckle	January 9, 2014	7,704	99,998
James P. Haynie	January 9, 2014	9,437	122,492
Lawrence L. Hooper, Jr.	January 9, 2014	1,733	22,494

(1)	For a description of the material terms of these restricted stock grants, see footnote 10 to the Compensation Table above.
(2)	This fair value amount assumes that all of the shares in this table are vested. See footnote 10 to the Compensation Table above.

Outstanding Equity Awards at Fiscal Year-End under the 2005 Equity Incentive Compensation Plan

The following table presents information regarding outstanding equity awards under the 2005 Equity Incentive Compensation Plan to the three executive officers listed in the Compensation Table above at the end of 2014:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mark E. Stoeckle	—	—	32,009	437,883
James P. Haynie	—	—	42,059	575,367
Lawrence L. Hooper, Jr.	2,086	28,536	6,053	82,805

(1)	These shares vested as follows: Mr. Hooper, 2,086 on January 12, 2015.
(2)	Using the December 31, 2014 closing market price for the Company’s stock of $13.68.
(3)	Certain of these shares are scheduled to vest as follows: Mr. Stoeckle, 12,153 on February 11, 2015, 12,152 on February 11, 2016, and 7,704 on January 9, 2017; Mr. Haynie, 10,874 each on August 19, 2015, August 19, 2016 and August 19, 2017, and 9,437 on January 9, 2017; Mr. Hooper, 1,733 on January 9, 2017. In addition, for Mr. Hooper, if certain performance criteria are met by the Company, 3,062 on January 10, 2016. Note that these shares include 1,258 shares for Mr. Hooper that were scheduled to vest in January 2015 but were forfeited as unearned because the Company’s total NAV return did not exceed specified performance criteria.

Stock Vested under the 2005 Equity Incentive Compensation Plan

The following table presents information regarding the vesting of restricted stock awards during 2014 for the three executive officers listed in the Compensation Table above:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark E. Stoeckle	17,579	222,023
James P. Haynie	10,874	151,692
Lawrence L. Hooper, Jr.	1,299	16,796

2005 Equity Incentive Compensation Plan

In 2005, the Board of Directors adopted an equity incentive compensation plan for the Company, called the 2005 Equity Incentive Compensation Plan (the “2005 Plan”), to replace the Stock Option Plan adopted in 1985 and described below. The 2005 Plan was reapproved by the stockholders at the 2010 Annual Meeting. As of December 31, 2014, (i) the number of shares subject to outstanding awards under the 2005 Plan was 199,175 and (ii) the number of shares available for future grants under the 2005 Plan was 3,033,885.

Administration

The 2005 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has general responsibility to ensure that the 2005 Plan is operated in a manner that serves the best interests of the Company’s stockholders. Prior to making any recommendations to the Board to grant awards, but at least annually, the Compensation Committee will review the potential impact that the grant, exercise or vesting of awards could have on the Company’s earnings and net asset value per share.

Eligible Participants

The Compensation Committee recommends to the Board, and the Board has full and final authority to approve, the Company’s directors, officers, and employees and any eligible subsidiary’s officers and employees selected to receive awards under the 2005 Plan. The individuals who receive grants under the 2005 Plan are referred to individually as a “Participant” and collectively as “Participants”. In addition, under the 2005 Plan, all non-employee directors of the Company are eligible to participate and receive awards as described below under “Non-Employee Director Awards”.

Available Shares

The Company has reserved and made available 3,413,131 shares for use as awards (4% of the Company’s Common Stock outstanding on the effective date of the 2005 Plan). The Compensation Committee may adjust the number and kind of shares available for use in awards when certain corporate transactions occur which affect the price of the Company’s Common Stock.

Under the 2005 Plan, no single Participant may be granted awards relating to more than 35% of the shares of the Company’s Common Stock reserved for issuance under the 2005 Plan. In addition, the 2005 Plan limits the total number of shares that may be awarded to any single Participant in any 36-month period in connection with all types of awards to 300,000 shares of Company stock. Grants to non-employee directors are limited to those described below under “Non-Employee Director Awards”.

Awards

The 2005 Plan permits the Compensation Committee, subject to approval by the Board, to grant the following types of awards:

•	restricted stock;
•	restricted stock units;
•	deferred stock units;
•	non-qualified stock options;
•	stock appreciation rights (including freestanding and tandem stock appreciation rights); and

•	performance awards.

In addition, the 2005 Plan permits dividend equivalents to be awarded in connection with any award under the 2005 Plan. The 2005 Plan permits the Compensation Committee to prescribe in an award agreement any other terms and conditions of that award. As described below, the Compensation Committee may designate any award under the 2005 Plan as a performance award subject to performance conditions. The 2005 Plan is also intended to qualify certain compensation awarded under the 2005 Plan for tax deductibility under Internal Revenue Code Section 162(m) (“Code Section 162(m)”).

The awards are described more fully below. Grants to non-employee directors are limited to those described below under “Non-Employee Director Awards”.

Restricted Stock. The 2005 Plan permits shares of the Company’s Common Stock to be granted to Participants as restricted stock. Restricted stock is stock that is subject to restrictions on transferability, risk of forfeiture and/or other restrictions. A Participant who receives restricted stock will have all the rights of a stockholder, including the right to vote the restricted stock and the right to receive dividends, unless the Participant is limited by the terms of the 2005 Plan or any award agreement relating to the restricted stock. During the period of restriction, the Participant may not sell, transfer, pledge, hypothecate, margin, or otherwise encumber the restricted stock.

Restricted Stock Units. The 2005 Plan permits restricted stock units to be granted to Participants. Restricted stock units represent rights to receive stock and are subject to certain restrictions and a risk of forfeiture.

Deferred Stock Units. The 2005 Plan authorizes deferred stock units to be granted to Participants. A deferred stock unit is the right to receive stock, cash, or a combination of stock and cash at the end of a time period specified by the Compensation Committee. Deferred stock units may or may not be subject to restrictions (which may include a risk of forfeiture), which restrictions will lapse at the expiration of the specified deferral period or at earlier times, as determined by the Compensation Committee.

Stock Options. Stock options may be granted to Participants, provided that the per share exercise price of each option is not less than the fair market value of a share of the Company’s Common Stock on the date of the grant.

Unless otherwise determined by the Compensation Committee, options will become exercisable after the first anniversary of the date of grant, subject to the Participant’s continued employment or service with the Company. Stock options issued under the 2005 Plan cannot be exercisable more than ten years from the date of grant. In addition, and to the extent provided for in the applicable award agreement, the option price per share may be reduced after grant of the option to reflect capital gains distributions to the Company’s stockholders made after the date of grant, provided that no such reduction will be made which will reduce the option price below zero.

Stock Appreciation Rights. Stock appreciation rights (“SARs”) may also be granted to Participants. A SAR is the right to receive, upon exercise, an amount equal to (i) the fair market value of one share of the Company’s Common Stock on the date of exercise minus (ii) the SAR’s grant price.

Unless otherwise determined by the Compensation Committee, SARs will become exercisable after the second anniversary of the date of grant, subject to the Participant’s continued employment or service with the Company. SARs issued under the 2005 Plan cannot be exercisable more than ten years from the date of the grant. In addition, and to the extent provided for in the applicable award agreement, the grant price of a SAR may be reduced after grant of the SAR to reflect capital gains distributions to the Company’s stockholders made after the date of grant, provided that no such reduction will be made which will reduce the grant price of the SAR below zero.

Performance Awards. The 2005 Plan permits the Compensation Committee to make any award under the 2005 Plan subject to performance conditions. The Company may pay performance awards in cash or shares of the Company’s Common Stock. The grant, exercise and/or settlement of performance awards will be contingent upon the achievement of pre-established performance goals, unless the Compensation Committee determines that a performance award is not intended to qualify as “performance-based compensation” for purposes of Code Section 162(m). (Code Section 162(m) provides that compensation in excess of one million dollars to certain officers of a public company is not deductible for income tax purposes unless it qualifies as “performance-based compensation”.)

Non-Employee Director Awards

Immediately following each annual meeting of stockholders, each non-employee director who is elected a director at the meeting, or who was previously elected and continues as a director after that annual meeting, receives an award of 750 restricted stock units of the Company. In addition, at the effective date of any non-employee director’s initial election to the Board, the non-employee director will be granted 750 restricted stock units of the Company. Non-employee directors will also receive dividend equivalents in respect of such restricted stock units equal to the amount or value of any cash or other dividends or distributions payable on an equivalent number of shares of Common Stock. The restricted stock units and related dividend equivalents will vest (and become non-forfeitable) and be paid (in the form of shares of Common Stock) one year from the date of grant. In addition, non-employee directors may elect each year, not later than December 31 of the year preceding the year as to which the annual grant of restricted stock units is to be applicable, to defer to a fixed date or pursuant to a specified schedule payment all or any portion of the annual grant of restricted stock units. Any modification of the deferral election may be made only upon satisfaction of any conditions that the Compensation Committee may impose.

Operation of the 2005 Plan

Under the 2005 Plan, the Compensation Committee, subject to approval by the Board, may grant awards (except for non-employee director awards) either alone or in addition to, in tandem with, or in substitution or exchange for any other award or any award granted under another plan of the Company or its existing or future subsidiaries or any other right of a Participant to receive payment from the Company or any Company subsidiary.

Employee Thrift Plans

Employees of the Company who have completed six months of service may defer up to 100% of base salary and cash incentive compensation to a tax qualified thrift plan instead of being paid currently, and the Company contributes an amount equal to 100% of each employee’s contribution (up to 6% of base salary and cash incentive compensation) but not in excess of the maximum permitted by law (see footnotes to the Compensation Table set forth on page 14 regarding 2014 contributions for the officers identified therein). The Company also has the discretion to contribute annually to each employee’s thrift plan account an amount of up to 6% of the employee’s combined base salary and cash incentive compensation attributable to the prior year’s service with the Company. All employee contributions are credited to the employee’s individual account. Employees may elect that their salary deferral and other contributions be invested in Common Stock of the Company, or of Petroleum, or a number of mutual funds, or a combination thereof. All of the Company’s matching contribution is invested in accordance with the employee’s investment elections, provided that the employee is 100% vested in the Employee Thrift Plan. An employee’s interest in amounts derived from the Company’s contributions becomes non-forfeitable upon completion of 36 months of service or upon death or retirement. Payments of amounts not withdrawn or forfeited under the thrift plan may be made upon retirement or other termination of employment in a single distribution, in equal installments, or in an annuity.

The Company also maintains an Executive Nonqualified Supplemental Thrift Plan for eligible employees of the Company (the “Nonqualified Plan”). The purpose of the Nonqualified Plan is to provide deferred compensation in excess of contribution limits imposed by the Internal Revenue Code on tax-qualified thrift plans, including the Employee Thrift Plan of the Company described above. In accordance with such limitations, for 2015, the maximum annual amount that an individual can defer to all tax-qualified thrift plans offered by the Company is $18,000 for those under the age of 50, and $24,000 for those age 50 and over, and the maximum combined amount — consisting of both the employee’s contributions and the Company’s matching contributions — that can go into any single tax-qualified thrift plan is $53,000 per year for those under the age of 50 and $59,000 per year for those age 50 and over.

The Nonqualified Plan permits an eligible employee to contribute to the Nonqualified Plan up to the maximum amount of 6% of the employee’s salary and cash incentive compensation that he or she is prevented from contributing to the tax-qualified thrift plan because of the Internal Revenue Code’s limitations on annual contributions, and for the Company to contribute the 100% matching contribution on that sum and/or the Company’s discretionary contribution that would otherwise be limited by the Internal Revenue Code’s limitations on annual contributions. The employee’s contributions and the Company’s contributions to the Nonqualified Plan are invested in eligible mutual funds in accordance with the employee’s investment elections.

Employee Retirement Plans

Employees of the Company with one or more years of service as of October 1, 2009, participate in a retirement plan pursuant to which contributions are made solely by the Company on behalf of, and benefits are provided for, employees meeting certain age and service requirements. The benefits under the plan were frozen as of October 1, 2009, and no additional benefits attributable to additional years of service or increases in annual cash compensation after that date will be recognized. The plan, as frozen, provides for the payment of benefits on the occurrence of certain events, including an employee’s retirement at the age of 62 or older. Upon such retirement, the amount of the retirement benefit is 2% of the average of an employee’s monthly compensation during any 3 periods of 12 consecutive months out of the final 60 months of service during which such compensation, including cash incentive compensation, is highest prior to October 1, 2009, multiplied by years of service prior to October 1, 2009. Retirement benefits cannot exceed 60% of the highest 36 months’ average annual cash compensation out of the employee’s final 60 months’ annual cash compensation, including incentive compensation. Benefits are payable in several alternative forms, each of which must be the actuarial equivalent of a pension payable for the life of the employee only. Retirement benefits (subject to any applicable reduction) are also payable in the event of an employee’s early or deferred retirement, disability or death. Contributions are made to a trust to fund these benefits.

The Company also maintains a supplemental retirement benefits plan (the “Supplemental Plan”) for employees of the Company, which was also frozen as of October 1, 2009. The purpose of the Supplemental Plan is to provide deferred compensation in excess of benefit limitations imposed by the Internal Revenue Code on tax-qualified defined benefit plans, including the retirement plan of the Company described above. In accordance with such limitations, the annual benefit payable under the Company’s retirement plan for 2015 may not exceed the lesser of $210,000 and the employee’s average total compensation paid during the three highest-paid consecutive calendar years of employment. The $210,000 limit will be adjusted by the Secretary of the Treasury to reflect cost-of-living increases.

The Supplemental Plan authorizes the Company to pay annual retirement benefits in an amount equal to the difference between the maximum benefits payable under the retirement plan described above and the benefits that would otherwise be payable but for the Internal Revenue Code’s limitations on annual retirement benefits. All amounts payable under the Supplemental Plan will be paid from the general funds of the Company as benefits become due. The Company has established a funding vehicle using life insurance policies owned by the Company for the Supplemental Plan. Payment of benefits under the Supplemental Plan will be made at the employee’s election either as a lump sum or a life annuity. During 2014, the Company made payments of $198,394 under the Supplemental Plan.

The following table shows the estimated annual retirement benefits payable on a straight life annuity basis to participating employees, including officers, in the compensation and years of service classifications indicated, under the Company’s Employees’ Retirement Plan and Supplemental Plan:

	Estimated Annual Benefits Based Upon Years of Credited Service
Final Average Annual Earnings	10	20	30	40
$100,000	$ 20,000	$ 40,000	$ 60,000	$ 60,000
200,000	40,000	80,000	120,000	120,000
300,000	60,000	120,000	180,000	180,000
400,000	80,000	160,000	240,000	240,000
500,000	100,000	200,000	300,000	300,000
600,000	120,000	240,000	360,000	360,000

The credited years of service for the officers listed in the Compensation Table on page 13, above, are: Mr. Stoeckle (0), Mr. Haynie (0), and Mr. Hooper (12.50).

Brokerage Commissions

During the past fiscal year, the Company paid brokerage commissions in the amount of $483,440 on the purchase and sale of portfolio securities traded on the New York Stock Exchange and the National Association of Securities Dealers Automated Quotation System, substantially all of which were paid to brokers providing research and other investment services to the Company and on options written or purchased by the Company. The average per share commission rate paid by the Company was $0.03. No commissions were paid to an affiliated broker.

Portfolio Turnover

The portfolio turnover rate (purchases or sales, whichever is lower, as a percentage of weighted average portfolio value) for the past three years has been as follows:

2014	2013	2012
26.6%	55.9%	27.4%

Expense Ratio

The ratio of expenses to the average net assets of the Company for the past three years has been as follows:

2014	2013	2012
0.58%	0.69%	0.65%

(2) RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As permitted under the Act, the Audit Committee has selected PricewaterhouseCoopers LLP, 100 E. Pratt Street, Baltimore, Maryland, an independent registered public accounting firm, as the independent registered public accounting firm to audit the books and accounts of the Company for or during the year ending December 31, 2015. PricewaterhouseCoopers LLP was the Company’s principal auditor during the year 2014. A majority of the members of the Board of Directors who are not “interested persons” (as defined by the Act) have ratified the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015. While not required under the Act, the Audit Committee and the Board of Directors have determined to submit for stockholder ratification the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015 at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting to make a statement if they so desire and to respond to appropriate questions. The Company has been informed that PricewaterhouseCoopers LLP does not have any direct financial or any material indirect financial interest in the Company.

The Board of Directors unanimously recommends ratification of the selection of PricewaterhouseCoopers LLP.

(3) PROPOSAL OF THE BOARD OF DIRECTORS TO AMEND THE FUND’S FUNDAMENTAL POLICY ON INVESTMENTS IN COMMODITIES OR COMMODITIES CONTRACTS

The Fund’s fundamental investment policies are set out in the most-recent N-2 Form that was filed with the Securities and Exchange Commission in 1991 and remains effective. The fundamental policy on the purchase and sale of commodities or commodities contracts provides:

The policy of the Company with respect to the purchase and sale of commodities and commodities contracts by (a) the Company and (b) any majority-owned subsidiary of the Company which engages in or might engage in the purchase and sale of commodities and commodities contracts, is not to conduct such operations except as may be incidental to other transactions and except to the extent of the investment of not more than 5% of the value of the assets of the Company at the time.

For the reasons set forth below, the Board of Directors is proposing to change the policy on commodities and commodities contracts to remove the limitation on investing in commodities contracts except when they are incidental to other transactions and to permit the Fund to invest a larger percentage of the value of the Fund’s assets in commodities contracts, which could include certain types of derivative contracts known as total return swaps. As revised, the policy would provide as follows:

The policy of the Company with respect to the purchase and sale of commodities and commodities contracts by (a) the Company and (b) any majority-owned subsidiary of the Company which engages in or might engage in the purchase and sale of commodities and commodities contracts, is not to purchase or sell physical commodities (except as may be incidental to other transactions), but the Company may invest in commodities contracts provided that such investments shall not represent in aggregate more than 20% of the value of the assets of the Company at the time the commodity contract is entered into.

“Commodities and commodities contracts” had a well-understood meaning when the policy was written more than 24 years ago. At that time, they were commonly understood to mean investments in oil wells, minerals, agricultural products, cattle, and the like, and futures contracts on such things as orange juice and pork bellies. Since the policy’s adoption, however, the financial markets and regulatory guidance have evolved. New types of financial instruments are more prevalent. These new investment instruments include swaps that provide the ability to capture the total return of a given stock or stock index without the requirement of owning or selling short the underlying stock or stock index (known as a “total return swap”). These types of derivative instruments are being used in increasing numbers by open-end and closed-end funds.

Last February, the Board approved expanding the Fund’s ability to engage in short sales of securities. This change was made specifically to permit the Fund to engage in short sales as part of an investment strategy that involves “paired trades” in which the Fund opportunistically sells short a security and takes a corresponding long position in another security to take advantage of market inefficiencies in the pricing between the two securities. One method to optimize the use of the “paired trade” strategy is to enter into a total return swap for each security that is being sold short or bought long rather than buying or selling the underlying security. Each total return swap allows the Fund to capture the total return of the security by way of an investment contract entered into with a well-capitalized counterparty in a cost efficient way.

As part of the Fund’s investment strategy, the Fund may choose to invest in a total return swap that is based on a broad-based equity index such as the S&P 500. Total return swaps that are based on a broad-based equity index are currently considered to be commodities contracts under applicable regulations (while total return swaps that are based on a single security, or a narrow-based security index, are currently not considered commodity contracts under applicable regulations and thus would not be limited by the policy described above). Thus, the Fund’s ability to effectively implement its investment strategies is undercut by limiting the size of the position that can be taken in certain total return swaps to no more than 5% of the Fund’s assets at any one time. While the Fund will continue to be managed in conformity with its investment objectives and the use of total return swaps that could be considered commodities contracts will be modest and carefully monitored from a risk-control perspective, the size of the positions required to make an impact needs to be greater than 5% of the Fund’s assets. Accordingly, the Board is seeking your approval to 1) remove the limitation on investing in commodities contracts except when they are incidental to other transactions and 2) to increase the amount of assets that can be invested in commodities contracts to 20% of the total assets.

The policy, as amended, would still provide that direct investments in physical commodities are prohibited (except as may be incidental to other transactions), but would broaden the Fund’s ability to invest in commodities contracts, including total return swaps that could be considered commodities contracts. The 20% cap is a combined limit. For example, this means the total amount that can be invested in total return swaps that could be considered commodities contracts in connection with paired trades at any one time would be capped at 10% on the long side and 10% on the short side. This change in the policy should provide the Fund with greater flexibility in the future to pursue new opportunities as they become available.

The Board of Directors unanimously recommends that you vote FOR Proposal 3 thereby amending the Fund’s fundamental investment policy on investments in commodities or commodity contracts.

(4) PROPOSAL OF THE BOARD OF DIRECTORS TO APPROVE THE FUND’S RENDERING INVESTMENT ADVISORY SERVICES TO OTHERS

Recently, the management of the Fund has been approached by a Swiss private bank that is interested in having the Fund serve as the subadviser for a Luxembourg-based UCITS fund (UCITS is the acronym for Undertaking for the Collective Investment of Transferable Securities) that will invest in a portfolio of U.S. small-cap stocks. The Fund’s investment team has significant experience in investing in U.S. small-cap stocks. The Fund received approval from the stockholders in 1981 to engage in investment advisory services to outside accounts but subsequently abandoned that effort. The Fund has not provided any investment advisory services to outside accounts in the 34 years since that vote was taken and the Board has decided to again seek approval from the stockholders to authorize the Fund to broaden its business by providing investment advisory services to outside accounts, particularly in light of the excellent opportunity that the UCITS fund proposal presents.

The Fund is seeking no-action relief from the staff (“Staff”) of the Division of Investment Management of the Securities and Exchange Commission (“Commission”) to permit the Fund to organize a subsidiary to act as investment adviser (“Advisory Subsidiary”). If the Staff does not grant the requested relief, the Fund may apply to the Commission for exemptive relief to organize such a subsidiary. The Fund may also determine to directly provide investment advisory services to others, which requires no relief from the Staff or the Commission. The Fund prefers providing investment advisory services to others through an Advisory Subsidiary rather than directly because there may be certain additional risks if the Fund provides advisory services directly, including the risk of litigation against the Fund (in its role as an investment adviser) and the greater regulatory burdens and operating complexities of operating as both an investment company and an investment adviser. Stockholders are therefore being asked to approve a proposal for the Fund, either through an Advisory Subsidiary or directly, to provide investment advisory services to others.

The present intention is that, at least initially, the Fund’s investment advisory clients would be limited to a small number of relatively large accounts, such as the UCITS fund. The Advisory Subsidiary will solicit clients that may include registered investment companies, U.S. and non-U.S. unregistered investment companies, and non-investment fund clients, such as institutional investors and separate account clients.

The Fund has taken initial steps to create a subsidiary named Adams Funds Advisers organized as a limited liability company (“LLC”) under Maryland law to perform the subadvisory services to outside accounts and funds. Provided the Fund receives regulatory approval from the Staff to do so, the Advisory Subsidiary will be owned by the Fund. Through the use of the LLC structure, the Fund should be insulated from liabilities of the Advisory Subsidiary. In addition, providing investment advisory services in this structure is intended to avoid any impact on the Fund’s tax status under subchapter M of the Internal Revenue Code of 1954, as amended. The Advisory Subsidiary will not provide investment advisory services to the Fund, and the Fund will continue to be internally managed.

Subject to review by the Fund’s Board of Directors, the day-to-day administration of the Fund’s investment advisory services would be the responsibility of the Fund’s investment officers. They would make the allocation with respect to securities transactions among all accounts and select the brokers to be utilized. It is expected that the Fund will capitalize the Advisory Subsidiary with an amount of money and assets reasonably necessary to cover the Advisory Subsidiary’s organizational expenses and the Advisory Subsidiary will utilize certain employees and facilities of the Fund to provide the advisory services.

Operating expenses attributable to the Advisory Subsidiary (including an allocation of expenses for employees of the Fund) will be borne by it. Net fee income generated by the Advisory Subsidiary, if any, will be periodically distributed in the form of dividends to the Fund. These dividend payments will provide income to defray operating expenses of the Fund and to augment dividends to the Fund’s stockholders. However, no assurance can be provided that advisory fees to be generated by the Advisory Subsidiary will exceed the Advisory Subsidiary’s operating expenses.

The Advisory Subsidiary may or may not register as an investment adviser under the Investment Advisers Act of 1940, as amended, (the “Advisers Act”). It is expected that, initially, many of the officers and employees of the Fund will hold similar positions as officers and employees of the Advisory Subsidiary. The Board will periodically review the investment advisory business of the Advisory Subsidiary in order to determine whether such business should be continued and whether the benefits derived by the Fund from the Advisory Subsidiary’s business warrant the Fund’s continued ownership of the Advisory Subsidiary.

Clients to be serviced by the Advisory Subsidiary or the Fund may have investment objectives and strategies that are similar to those of the Fund. Consequently, certain securities which the Fund buys and sells may also be bought and sold for client accounts managed by the Advisory Subsidiary or the Fund. In order to mitigate any potential conflicts of interest, the Advisory Subsidiary and/or the Fund will institute procedures to ensure that the purchase and sale of securities for the Fund’s investment portfolio and for each client account managed by the Advisory Subsidiary or the Fund are conducted in a manner designed to treat all accounts fairly and not give priority to either the Fund’s investment portfolio or to any client account. This would be accomplished by fixing in advance the number of shares of each security to be bought or sold for all accounts and the number of shares for each account. Purchases and sales would then be allocated daily in the proportions determined in this way. This allocation policy may at times make it somewhat more difficult, in the case of securities having limited liquidity, for the Fund to acquire or dispose of securities. Also, in a rising market it may result in the Fund paying more for some of the shares it desires to purchase and in a declining market may result in the Fund receiving less for some of the shares it desires to sell. In addition, the Fund does not anticipate purchasing securities issued by any clients advised by the Advisory Subsidiary or the Fund or selling or purchasing securities to or from such clients.

The investment management business is very competitive and the Fund does not know what, if any, clients the Advisory Subsidiary or the Fund will be able to attract or the amount of income the Advisory Subsidiary or the Fund may be able to generate by providing investment advisory services. There may be a risk that the added responsibility placed on the Fund’s current officers and employees may result in a significant burden on the Fund’s resources as client accounts grow in number and size. The Board believes that this risk can be mitigated by expansion of the Advisory Subsidiary’s or Fund’s staff as the investment advisory business grows. There may also be certain additional risks if the Fund provides investment advisory services directly, including the risk of litigation against the Fund (in its role as an investment adviser) and the greater regulatory burdens and operating complexities of operating as both an investment company and an investment adviser.

Petroleum & Resources (“Petroleum”) also proposes to broaden its business by rendering investment advisory services to outside accounts. At present, allocations of expenses between the two Funds are made on the basis of the relative size and composition of their respective portfolios and, where applicable, on an actual usage basis. If the Fund or Petroleum, or both, provide the investment advisory services under consideration, it is contemplated that each would retain any fees it earned therefrom and that, in determining the allocation of expenses between the Fund and Petroleum, the assets managed by each in an advisory capacity would be added to the assets in the portfolio of each.

The Board of Directors has concluded that it is in the best interests of the stockholders of the Fund to perform investment advisory services for others if suitable contracts can be negotiated. The Board of Directors has concluded that the Fund’s present research staff and portfolio management team, sources of information, and facilities can be used to provide investment management services to outside accounts, such as the UCITS fund, and that this can be accomplished with relatively little additional expense and is likely to result in generating additional revenues to offset the operating expenses of the Fund.

The Board of Directors unanimously recommends that you vote FOR Proposal 4 thereby approving the Fund’s rendering of investment advisory services to others.

(5) STOCKHOLDER PROPOSAL

A stockholder, Special Opportunities Fund, Inc., has informed the Company that it intends to submit a proposal at the Annual Meeting and has requested that the Company include the proposal in this year’s proxy material. The Board of Directors unanimously recommends that you vote AGAINST the stockholder proposal. The proposal and the supporting statement for it, exactly as received by the Company, are set forth below and are followed by the Board’s explanation of its reasons for opposing the proposal. The Company will provide promptly to any stockholder, upon receipt of an oral or written request, the address of the stockholder that has submitted the proposal and the number of shares of the Company’s Common Stock held by the stockholder.

Proposal:

RESOLVED: The shareholders of The Adams Express Company (the Fund) request that the Board of Directors authorize a self-tender offer for all outstanding common shares of the Fund at or close to net asset value (NAV). If more than 50% of the Fund’s outstanding common shares are submitted for tender, the tender offer should be cancelled and the Fund should be liquidated or converted into an exchange traded fund (ETF) or an open-end mutual fund.

SUPPORTING STATEMENT

The Fund’s long term performance has been poor. According to Bloomberg, over the past 3, 5, and 10 years ending June 30, 2014, the NAV has underperformed the S&P 500 Index by a total of 11.5%, 33.8%, and 24.4% respectively. Moreover, the common shares of the Fund have traded not traded at less than a double-digit discount to NAV for more than five years. The current discount is about 14%, one of the widest discounts in the closed-end fund universe. Thus far, the board has failed to take any meaningful steps to address the Fund’s persistent discount.

To add insult to injury, the directors have spent their time recently creating a stock compensation plan for themselves and management that could dilute the shareholders by almost 4% regardless of the Fund’s performance! (For more information on this shameful giveaway, please see “Adams Express Offers Generous Rewards for Mediocre Performance” at http://seekingalpha.com/article/2337405-adams-express-offers-generous-rewards-for-mediocre-performance.) That is called “looking out for Number One.” To paraphrase an old adage about investment managers, “Where are the shareholders yachts?”

Instead of seeking to line their own pockets, we think it is appropriate for the Board of Directors to do something good for shareholders. Specifically, they should authorize a self-tender offer for the Fund’s common shares at or close to NAV to afford shareholders an opportunity to receive a price closer to NAV for their shares. If a majority of the Fund’s outstanding common shares are tendered, that would demonstrate that there is insufficient shareholder support for continuing the Fund in its closed-end format. In that case, the tender offer should be cancelled and the Fund should be liquidated or converted into an ETF or an open-end mutual fund.

If you agree that it is time to implement measures to address the Fund’s long term underperformance and its persistent double-digit discount, please vote for this (non-binding) proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS STOCKHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW

The Board’s Statement of Opposition

Relying on an inaccurate presentation of the Fund’s performance, Special Opportunities Fund, a closed-end fund managed by Phillip Goldstein, submits a proposal asking the Board of Directors to authorize a tender offer for all of the Fund’s outstanding shares of stock. The Board opposes the proposal because it could adversely affect the Fund’s long-term investment performance to the detriment of long-term investors. Stockholders are requested to vote against this Proposal so that their voices can be heard.

Some key reasons for the Board’s opposition are summarized below and more fully described in the discussion that follows.

(1) If approved, the Proposal will:

•	materially lower the long-term value of the stockholders’ investment;
•	primarily benefit opportunistic short-term holders, providing them a quick financial gain at the expense of many long-term holders;
•	force the Fund to sell securities at an inopportune time;
•	coerce many stockholders into selling their shares, realizing gains and paying taxes that they would otherwise defer;
•	raise the Fund’s expense ratio;
•	in the worst case, close down Adams Express completely, eliminating it as an investment option that has delivered long-term value for its stockholders for over 85 years.

(2) The proposal is based on incorrect, and significantly understated, calculations of the Fund’s stockholders’ actual returns.

(3) The Fund is managed to provide stockholders with attractive long-term returns and steady distributions, while carefully and actively managing risk:

•	Adams Express outperformed the S&P 500 in 2014; only 13% of actively-managed large-cap funds did the same.
•	The Fund has beaten its Lipper large-cap peer group on a ten-, three-, and one-year basis.
•	Last year, the Fund paid distributions to stockholders at an 8.8% annual distribution rate, well above our annual 6% minimum commitment.
•	The Fund’s ten-year average expense ratio of 0.58% is lower than that of 90% of all U.S. equity funds.

The Proponent Presents an Inaccurate Picture of the Fund’s Performance

Mr. Goldstein (hereafter referred to as “the Proponent”) is a self-styled “activist” hedge fund manager and is the driving force behind the Proposal. As required under the SEC’s proxy rules, the Proposal, exactly as worded by the Proponent, is set out above. In an effort to rally support from stockholders for his Proposal, the Proponent inaccurately presents the Fund’s returns, as more fully detailed below. In 2011, a proposal for a self-tender offer for 10% of the Fund’s outstanding shares was submitted by another activist hedge fund manager using the same flawed method of calculating the Fund’s performance that the Proponent uses. When that proposal was put to our stockholders for a vote, it was soundly defeated, with 72% of the votes cast voting against the proposal.

Contrary to what the Proponent would have you believe, the Fund’s long-term performance has been strong. The Fund has beaten its Lipper peer group, the Lipper Large-Cap Core Mutual Funds Average, over ten years, three years and one year, and was one of only 13% of actively-managed large company stock funds that outperformed the S&P 500 Index (“the Index”) last year.

The inaccurate returns that Proponent cites are for the cumulative holding period returns of the Fund versus the Index on a three-, five-, and ten-year basis, as of June 30, 2014. The Proponent’s returns calculate the Fund’s total return by assuming that the reinvestment of the sizable dividends and capital gains paid out by the Fund was done at the Fund’s net asset value per share (“NAV”). This approach is clearly wrong. The reinvestments are made at the market price for the Fund’s shares and no stockholder who reinvests his or her distributions from the Fund when the Fund’s shares are trading at a discount does so at NAV.

The average annual distribution rate of the dividends and capital gains paid to stockholders by the Fund for the past ten years is 6.5%. The annual distribution rate for last year’s distributions was 8.8%. Calculating the returns using the wrong reinvestment prices for the distributions produces the wrong return for the Fund. Using the actual reinvestment prices, the Fund’s cumulative holding period returns versus the Index were significantly better than the Proponent wants you to believe. As illustrated in the chart below, the Fund’s cumulative return over the three-year period as of June 30, 2014 (the period he cites) was 50.88% as opposed to the 46.96% that the Proponent implies it was; over the five-year period, it was 111.40%, not 103.18% as he implies; and over the ten-year period, it was 104.13%, not 87.19% as he implies. These discrepancies between the actual and purported returns underscore the lack of merit in the Proponent’s Proposal.

	ADX Actual NAV	What Proponent Says ADX’s NAV	Difference from ADX’s Actual NAV
	Cumulative Return	Cumulative Return Was	Cumulative Return
3-Years Ending:
6/30/14	50.88%	46.96%	3.9%
5-Years Ending:
6/30/14	111.40%	103.18%	8.2%
10-Years Ending:
6/30/14	104.13%	87.19%	16.94%

The Discount

The Fund has a long-term investment focus and has been structured as a closed-end fund since 1929. Stockholders have benefitted from this structure for over 85 years. The Board strongly believes that the stable asset base and other characteristics of the closed-end format have allowed the portfolio managers to invest for the long term and achieve attractive investment returns for our stockholders.

The Fund has traded at a discount for most if not all of the past 40 years. The Proponent cites the discount as a reason for the Proposal. Because a closed-end fund’s shares are listed on a stock exchange and are publicly-traded, the stock price for its shares is set by the market and can deviate from the fund’s NAV. Discounts to NAV at closed-end funds are very common, particularly for equity funds. As of January 2, 2015, over 91% of all closed-end equity funds were trading at a discount and the median discount was 9.4%. Indeed, the Proponent’s own closed-end fund in whose name he has brought this Proposal is trading at a discount (at January 30, 2015, it was trading at a double digit discount) and has done so for most of the time that he has been managing it. Thus, the presence of the discount in the Fund’s market price is well known to our investors and was understood by the Proponent when he invested in the Fund.

Moreover, there are significant, well recognized advantages to a closed-end fund trading at a discount. First, the discount enables stockholders to invest in the underlying assets of a fund at a below-market price for those assets, exactly as the Proponent has. For example, when a closed-end fund is trading at a 14% discount, investors can buy a dollar’s worth of assets for 86¢ and obtain the full investment returns generated by the full dollar. Second, it has been shown that investors who reinvest their dividends and capital gains distributions at a discount receive greater returns over the long term because their reinvested distributions buy more shares than they would at a fund that is trading at NAV. Third, the combination of this enhanced return with the Fund’s very low expense ratio has served our long-term investors well who have reinvested their distributions over the years.

The discount necessarily means that stockholders who sell their shares do not receive the NAV of their shares. However, since they typically paid less than the NAV for the shares when they purchased them at a discount, it is not an inequitable outcome to sell them at a discount. The discount can also attract the attention of opportunistic investors, such as the Proponent, looking to exploit the discount for their own short-term purposes, to the detriment of long-term investors.

The Proponent alleges that the Board has failed to take any meaningful steps to address the discount. This too is wrong. First, the Board has successfully overseen the transition to a new team of portfolio managers for the Fund and the investment results from their efforts have been very positive. Second, the Fund was one of a small percentage of actively-managed large company stock funds that beat its benchmark, the Index, last year. Third, pursuant to the program approved by the Board, the Fund has bought back shares of its stock. Fourth, under the direction of the Board, the Fund has implemented an annual 6% minimal distribution rate commitment. As discussed above, last year the

Fund paid out distributions at an 8.8% annual distribution rate. Fifth, the Fund has initiated a rebranding effort to increase market awareness and is changing its name to Adams Diversified Equity Fund to better reflect what the Company does and to attract new investors. Sixth, the Fund is actively pursuing opportunities to serve as a subadviser for outside accounts, as described in Proposal 4, above, to bring in additional income to benefit our stockholders.

In addition to the foregoing, the Board regularly considers discount-reduction measures. In doing so, the Board is always mindful that some discount-reduction measures may benefit short-term stockholders and opportunists like the Proponent more than long-term stockholders. The Board is also mindful of the Fund’s stated long-term investment objectives. Within the last year, as has been its practice for many years, the Board has carefully analyzed discount-reduction measures that other closed-end funds have tried or been pressured to try, such as aggressive share repurchases, onetime or periodic tender offers, conversion to an open-end fund or ETF, and other measures. The information reviewed by the Board indicates that, while measures such as tender offers may initially narrow a fund’s trading discount, any resulting reduction in the discount tends to be short-lived and, therefore, not advantageous to our many long-term stockholders.

Tender Offer. The Board has carefully considered the likely impact of the proposed tender offer for 100% of the Fund’s shares on the Fund and its stockholders. The Board believes that a cash tender offer for all of the outstanding shares of the Fund does not serve the best interests of the Fund and its stockholders. A 100% tender offer, if adopted, would mean that the Fund could cease to exist, as further discussed in the Liquidation section, below.

The Proponent’s proposal goes on to provide that if less than 50% of the shares are tendered, then the tender offer will be completed. Carrying out such a cash tender, depending on how many shares are tendered, would necessitate liquidating a substantial portion of the Fund’s holdings to pay cash to the tendering stockholders, as well as distribute any capital gains realized to remaining stockholders. The sale of a potentially significant portion of the portfolio for cash would cause the Fund’s total assets to decrease significantly, likely resulting in a higher expense ratio to be borne by the remaining stockholders. The remaining stockholders would also incur any tax burden related to a capital gains distribution resulting from the sales. The amount of assets available for future investment also would decline, making it more difficult to continue to achieve the Fund’s investment goals. Each of these results could adversely affect long-term performance.

Moreover, the Fund’s sale of shares from its portfolio to pay for the tendered shares may exert downward pressure on the prices of those securities, thus increasing the number of shares the Fund would have to sell. The sale of a potentially significant portion of the Fund’s portfolio for cash also would be a complicated and costly process. The Fund would incur significant transaction costs in selling portfolio holdings to pay for tendered shares. These transaction costs would be borne by all stockholders, including those who choose not to tender their shares. The timing of any cash tender offer could force the Fund to sell portfolio holdings at inopportune times, or at unfavorable prices, in order to generate the necessary cash.

Liquidation. Proponent’s Proposal provides that if more than 50% of the Fund’s outstanding shares are tendered, then the Fund would be liquidated or converted to an open-end fund or ETF. The Board believes that neither liquidation nor conversion is in the best interests of the Fund and its stockholders. Liquidation would be a death sentence for the Fund. It means the Fund would literally cease to exist. Liquidation is also a lengthy and costly process with many of the same disadvantages detailed above relating to a tender offer. The Board strongly believes that destroying the Fund, after it has provided solid investment returns for over 85 years and has helped many generations of investors achieve their financial goals, is not a prudent course of action.

Open-Ending or Converting to an ETF. There are numerous open-end funds and ETFs in existence. An internally-managed closed-end fund like ours offers unique and beneficial attributes not available through these other structures. The Board has observed that funds that open-end under coercion often end up with greatly reduced assets, significantly higher expense ratios, and capital gains taxes that are foisted on the stockholders who wish to remain invested in the fund. The only investors who benefit in that situation typically are the ones who sell their shares shortly before the fund open-ends; the remaining stockholders who wish to continue their investment in the fund are the ones who suffer and, therefore, may be subjected to artificial and unwarranted pressure to sell.

Moreover, the Fund is one of only a handful of internally-managed funds and this distinctive structure does not provide it with the share distribution capability that operating as an open-end fund or ETF requires. Its internally-managed structure has permitted the Fund to keep its expenses, and its expense ratio, at a low level for many years. If the Fund were to open-end or convert to an ETF, either a large number of staff would need to be added to handle the distribution functions associated with a continuous offering of Fund shares, or the Fund would need to enter into an affiliation with an existing open-end or ETF complex. Either of these changes in its operations would likely substantially increase the costs of running the Fund. Furthermore, selling portfolio securities to pay for redemptions after open-ending would have substantially similar costs as detailed above for a tender offer or liquidation.

The Board’s Prudent Use of the Fund’s Assets

As support for his ill-advised proposal, the Proponent derisively cites the application that the Fund has filed with the Securities and Exchange Commission (“SEC”) seeking regulatory relief to adopt an incentive compensation plan (the “2015 Plan”) to replace the equity incentive compensation plan that was adopted in 2005 and is expiring on April 27, 2015 (the “2005 Plan”). This is a red herring. There is no linkage between his Proposal and the application for the 2015 Plan.

There is no proposal about the 2015 Plan in this Proxy Statement as the required SEC regulatory relief has not yet been granted. After this regulatory relief is granted, the stockholders will have their opportunity to vote for or against the 2015 Plan. Nevertheless, it is necessary to clear up some misconceptions about the 2015 Plan that Proponent creates by his Proposal.

The 2015 Plan does not represent any change in the approach to providing equity compensation to the Directors and employees of the Fund as it is merely replacing, with essentially all of the same terms, the expiring 2005 Plan. The ability to award an equity interest in the Fund to Board members and those who are responsible for running the Fund’s operations further aligns their interests with those of the stockholders. The stockholders are familiar with and supportive of the reasonableness of offering an equity compensation plan as they voted twice to approve the virtually identical 2005 Plan — when it was first adopted and again after it had been in place for five years.

The 2015 Plan does not represent inappropriate self-dealing by the Board and the Fund’s management, despite the Proponent’s cynical attempt to cast it as such. The Proponent ignores the Board’s demonstrated, measured approach to setting the compensation for itself and the Fund’s employees. The Directors will receive under the 2015 Plan the same annual grants of stock that they are receiving under the 2005 Plan. The size of grants to the employees under the 2015 Plan will be determined by the Board’s Compensation Committee, which is comprised solely of Independent Directors. The Compensation Committee’s approach to the number of shares that will be granted under the 2015 Plan will be in line with how it has operated under the 2005 Plan. Over the ten-year life of the 2005 Plan, only 19% of the available shares have been granted. A similarly modest approach to granting shares will be followed under the 2015 Plan.

In addition, the best way to gauge the effects of the 2015 Plan is to look at the Fund’s expense ratio. The expense ratio factors in the entire amount of compensation that is paid to the Directors and employees, including the equity grants. Last year, the Fund’s expense ratio was 0.58% and it has averaged 0.58% over the ten-year life of the 2005 Plan, which is lower than 90% of all U. S. equity funds and is one of the very lowest for an actively-managed fund. The Board takes a measured approach to compensation and has a track record to prove it. Don’t let this red herring color how you perceive the Proponent’s Proposal.

Approval of the Proponent’s proposal requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will not be counted as either for or against the proposal. If not otherwise specified on a properly submitted proxy, your proxy will be voted against approval of the proposal.

This proposal is, as required by Maryland law, advisory only and requests the Board to take specific action. Liquidating, merging or converting the Fund into an open-end fund or an ETF cannot occur unless the proposal is approved by the Board and by the stockholders at a subsequent meeting of stockholders. At that meeting, at least a majority or, under certain circumstances, two-thirds of the outstanding shares of the Fund would have to be voted in favor of the proposed transaction. This “supermajority” vote requirement for these extraordinary corporate actions was approved by the Fund’s stockholders in 2006.

The Board of Directors believes that your vote AGAINST the proposal will be in the best interests of the Fund and all its stockholders.

(6) OTHER MATTERS AND ANNUAL REPORT

As of the date of this proxy statement, management knows of no other business that will come before the meeting. Should other business be properly brought up, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

The Annual Report of the Company for the year ended December 31, 2014, including financial statements, is being mailed to all stockholders entitled to notice of and to vote at the Annual Meeting to be held on April 30, 2015. A copy of the Company’s Annual Report will be furnished to stockholders, without charge, upon request. You may request a copy by contacting Lawrence L. Hooper, Jr., Vice President, General Counsel and Secretary, at 500 East Pratt Street, Suite 1300, Baltimore, MD 21202, by telephoning Mr. Hooper at (800) 638-2479, or by sending Mr. Hooper an e-mail message at contact@adamsexpress.com.

The Company has retained AST Fund Solutions, LLC to assist in the solicitation of proxies. The Company will pay AST Fund Solutions, LLC a fee for its services, not to exceed $4,000, and will reimburse AST Fund Solutions, LLC for its expenses, which the Company estimates should be approximately $106,000.

Stockholder Proposals or Nominations for 2016 Annual Meeting

Stockholder proposals for inclusion in the proxy statement and form of proxy relating to the 2016 Annual Meeting must be received at the office of the Company, 500 East Pratt Street, Suite 1300, Baltimore, MD 21202, no later than November 10, 2015.

In addition, for stockholder proposals or director nominations that a stockholder seeks to bring before the 2016 Annual Meeting but does not seek to have included in the Company’s proxy statement and form of proxy for that meeting, the following requirements apply: Pursuant to the Company’s Bylaws, in order for stockholder proposals or nominations of persons for election to the Board of Directors to be properly brought before the 2016 Annual Meeting, any such stockholder proposal or nomination (including in the case of a nomination, the information required by the Company’s advance notice Bylaws provisions) must be received at the office of the Company no earlier than October 10, 2015 and no later than November 10, 2015. The Company’s advance notice Bylaw requirements are separate from, and in addition to, the Commission’s requirements (including the timing requirements described in the preceding paragraph) that a stockholder must meet in order to have a stockholder proposal included in the proxy statement. Should the Company determine to allow a stockholder proposal that is received by the Company after November 10, 2015 to be presented at the 2016 Annual Meeting, the persons named as proxies in the form accompanying the proxy statement for such meeting will have discretionary voting authority with respect to such stockholder proposal.

ADAMS EXPRESS COMPANY YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. PLEASE CAST YOUR PROXY VOTE TODAY! John Q. Shareholder FBO Jonnie Shareholder 11 Proxy Rights Boulevard Vote Town, VT 05820 PROXY CARD SIGN, DATE AND VOTE ON THE REVERSE SIDE PROXY VOTING OPTIONS 1. MAIL your signed and voted proxy back in the postage paid envelope provided 2. ONLINE at proxyonline.com using your proxy control number found below 3. By PHONE when you dial toll-free 1-888- 227-9349 to reach an automated touchtone voting line 4. By PHONE with a live operator when you call toll-free 1-800-284-7175 Monday through Friday 9 a.m. to 10 p.m. Eastern time CONTROL NUMBER 12345678910 THE ADAMS EXPRESS COMPANY PROXY FOR 2015 ANNUAL MEETING THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE ADAMS EXPRESS COMPANY The undersigned Stockholder of Thee Adams Express Company, a Maryland corporation (the “Company”), hereby appoints James P. Haynie and Lawrence L. Hooper, Jr., or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m., local time, on Thursday, April 30, 2015, at the Belmond Charleston Place, 205 Meeting Street, Charleston, SC 29401 and at any adjournment or postponement thereof, to cast on behalf of the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this proxy is executed but no instruction is given, the vote entitled to be cast by the undersigned will be cast “FOR ALL NOMINEES” in Proposal 1, “FOR” Proposals 2, 3 and 4 and “AGAINST” Proposal 5, as described in the proxy statement. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof. Do you have questions? If you have any questions about how to vote your proxy or about the meeting in general, please call toll-free 1-800-284-7175. Representatives are available to assist you Monday through Friday 9 a.m. to 10 p.m. Eastern Time. Notice of Internet Availability of Proxy Materials for the Meeting: The notice of annual meeting, proxy statement, form of proxy card and 2014 Annual Report to stockholders are available on the internet at the following website: http:/www.proxyonline.com/docs/adx.pdf. (Continued and to be signed on the reverse side) [PROXY ID NUMBER HERE] [BAR CODE HERE] [CUSIP HERE]

THE ADAMS EXPRESS COMPANY PROXY CARD YOUR SIGNATURE IS REQUIRED FOR YOUR VOTE TO BE COUNTED. The signer(s) acknowledge(s) receipt of the Proxy Statement. Please sign exactly as your name(s) appear(s) on reverse. When shares are held by joint tenants, both should sign. When signing as SIGNATURE (AND TITLE IF APPLICABLE) DATE attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. SIGNATURE (IF HELD JOINTLY) DATE THE BOARD OF DIRECTORS RECOMMENDS VOTES “FOR” ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, AND 4 AND AGAINST PROPOAL 5. PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. TO VOTE, MARK CIRCLES BELOW IN BLUE OR BLACK INK AS FOLLOWS. Example: — WITHHOLD FOR ALL FOR ALL ALL EXCEPT 1. Election of Directors: 1a. Enrique R. Arzac 1b. Phyllis O. Bonanno 1c. Kenneth J. Dale 1d. Frederic A. Escherich 1e. Roger W. Gale 1f. Kathleen T. McGahran 1g. Craig R. Smith 1h. Mark E. Stoeckle INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR All EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: — FOR AGAINST ABSTAIN 2. The selection of PricewaterhouseCoopers LLP as independent public auditors. 3. To consider and vote upon a proposal to amend the Company’s fundamental investment policy on investments in commodities or commodities contracts. 4. To consider and vote upon a proposal to approve the Company providing investment advisory services to outside accounts. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5. 5. To consider and vote upon, if properly presented, a Stockholder proposal recommending that the Board of Directors consider causing the Company to conduct a self- tender offer for all of its outstanding common shares. In their discretion the Proxies are authorized to vote upon all other business that may properly come before the meeting with all the powers the undersigned would possess if personally present. To change the address on your account please check the box at right and indicate your new address in the address space above. Please note that Attend Annual Meeting mark here. changes to the registered name(s) on the account may not be submitted via this method. Thank you for voting [PROXY ID NUMBER HERE] [CUSIP HERE]